FORM OF AMENDMENT NUMBER 5

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 5 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated October 19, 2016, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) (the “Agreement”), and is effective as of [        ] [    ], 2021 (the “Effective Date”).

WHEREAS, the Adviser has appointed, and the Board of Directors (the “Board”) of The Hartford Mutual Funds II, Inc. (the “Company”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Company listed on Schedule A to the Agreement (each a “Fund”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Schedule A of the Agreement to reflect adding a new Fund, Hartford Schroders Sustainable Core Bond Fund, as described herein and as approved by the Board at its meeting held on June 16, 2021;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 15 of the Agreement, Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A to the Agreement.

2.	The changes to the Agreement reflected in this Amendment shall become effective as of the Effective Date reflected in this Amendment.

3.	.Section 16. of the Agreement is deleted in its entirety and replaced with the following:

16. Notices. All notices hereunder shall be provided in writing. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Adviser:	Hartford Funds Management Company, LLC
690 Lee Road
Wayne, PA 19087
Attn: General Counsel

If to the Company:	The Hartford Mutual Funds II, Inc.
690 Lee Road
Wayne, PA 19087
Attn.: General Counsel

If to the Sub-Adviser:	Schroder Investment Management North America Inc.
875 Third Avenue
New York, NY 10022
Attn.: Legal Department
uslegal@schroders.com

4.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name: Vernon J. Meyer
Title: Chief Investment Officer

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC, and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of [        ] [    ], 2021.

The Sub-Adviser’s fee for each Fund shall be accrued daily at 1/365th of the applicable per annum rate set forth below:

Fund	Per Annum Rate
Hartford Schroders China A Fund	[REDACTED]
Hartford Schroders Sustainable Core Bond Fund
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders International Stock Fund
Hartford Schroders Securitized Income Fund
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders US MidCap Opportunities Fund
Hartford Schroders US Small Cap Opportunities Fund

The foregoing per annum rate to be paid by Adviser to the Sub-Adviser for each Fund shall be based on the net assets attributable to each Portfolio.

For the purpose of accruing compensation, the net assets of a Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of such Fund, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement with respect to a Fund, all compensation due through the date of such termination will be calculated on a pro-rated basis through the date of such termination and paid within sixty (60) business days of the date of termination.